                                                                     Exhibit (b)

                                 PROMISSORY NOTE


$140,000,000                                                    January 28, 1998


      FOR VALUE RECEIVED, THE LIBERTY CORPORATION (hereinafter referred to as the "Borrower") promises to pay to the order of WACHOVIA BANK, N.A., (hereinafter, referred to as the "Lender"), at its office in Charlotte, North Carolina, the principal sum of One Hundred Forty Million and NO/100 Dollars ($140,000,000), or so much thereof as shall have been disbursed from time to time and remain unpaid together with interest thereon as hereinafter provided. The Borrower shall give the Lender notice prior to 11:00 a.m. (Charlotte, North Carolina time) on the Domestic Business Day of each borrowing of a Base Rate Loan and at least three (3) Euro-Dollar Business Days before each borrowing of a Euro-Dollar Loan hereunder specifying: (i) the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Loan or a Euro-Dollar Business Day in the case of a Euro-Dollar Loan; (ii) the amount of the borrowing; and (iii) whether the borrowing is to be a Base Rate Loan or a Euro-Dollar Loan and the duration of the Interest Period applicable thereto. If such notice fails to state whether the borrowing is to be a Base Rate Loan or a Euro-Dollar Loan, such borrowing shall be a Euro-Dollar Loan with an Interest Period of seven (7) days. Each borrowing under this Note shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $5,000,000. There shall not at any time be more than seven (7) Loans outstanding hereunder at any time.

                                   DEFINITIONS

      As used in this Note, the following terms shall have the following meanings:

      "Adjusted London Interbank Offered Rate" applicable to any Interest Period shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by
      (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

      "Applicable Margin" means (i) for any Base Rate Loan, 0%; and (ii) for any Euro-Dollar Loan, 0.425%.

      "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

      "Base Rate Loan" shall mean the indebtedness evidenced by this Note during Interest Periods when the applicable interest rate is calculated by reference to the Base Rate.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Consolidated Subsidiary" means at any time any Subsidiary of the Borrower or other entity the accounts of which, in accordance with generally accepted accounting principles applied on a consistent basis, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

      "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument with an expiration date more than one year from such date,
      (viii) all Debt of others secured by a lien or encumbrance on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

      "Dollars" and "$" shall mean lawful money of the United States of America.

      "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in North Carolina are authorized by law to close.

      "Lending Office" means the Lender's office located in Charlotte, North Carolina or such other office as the Lender may hereafter designate from time to time as its Lending Office by notice to the Borrower.

      "Due Date" means March 31, 1998.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

      "Euro-Dollar Loan" shall mean the indebtedness evidenced by this Note during Interest Periods when the applicable interest rate is calculated by reference to the Euro-Dollar Rate.

      "Euro-Dollar Rate" applicable to any Euro-Dollar Loan for any Interest Period means a rate per annum equal to the Applicable Margin plus the Adjusted London Interbank Offered Rate applicable to such Interest Period.

      "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extension of credit or other assets which includes loans by a non-United States office of the Lender to United States residents). The Euro-Dollar Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

      "Event of Default" or "Events of Default" shall have the meaning ascribed to such term in the paragraph captioned "Default; Acceleration".

      "Existing Syndicated Credit Agreement" shall mean that certain Credit Agreement dated March 21, 1995, by and among the Borrower, the banks party thereto and Wachovia Bank, N.A., as Agent, as amended by a First Amendment to Credit Agreement dated March 17, 1997, and a Second Amendment to Credit Agreement dated January 9, 1998, as in effect on the date hereof without regard and without giving effect to any waivers (other than the waiver dated May 20, 1997) given by the Banks (as defined in the Existing Syndicated Credit Agreement) or amendments agreed to by the Borrower and the Banks (as defined in the Existing Syndicated Credit Agreement). Any definitions, terms, covenants or other provisions of the Existing Syndicated Credit Agreement that are incorporated herein will continue to be effective for purposes of this Note, not withstanding that the indebtedness under the Existing Syndicated Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Existing Syndicated Credit Agreement otherwise might be terminated.

      "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Lender on such day on such transactions as determined by the Lender.

      "Guarantee" by any Person means any obligation, contingent or otherwise of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment hereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "Interest Payment Dates" means the last day of each Interest Period.

      "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date the Loan is first made as a Euro-Dollar Loan, is continued from the preceding Interest Period as a Euro-Dollar Loan, or is converted to a Euro-Dollar Loan from another Type of Loan, as the case may be, and ending on the seventh Euro-Dollar Business Day or the numerically corresponding day in the first month thereafter, as the Borrower may elect in accordance with the terms of this Note; provided that:

            (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below), which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

            (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, in the case of an Interest Period of one month and subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

            (c) any Interest Period which begins before the Due Date and would otherwise end after the Due Date shall end on the Due Date.

      (2) with respect to each Base Rate Loan, the period commencing on the date the Loan is first made as a Base Rate Loan, is continued from the preceding Interest Period as a Base Rate Loan, or is converted to a Base Rate Loan from another Type of Loan, as the case may be, and ending 30 days thereafter; provided that:

            (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

            (b) any Interest Period which begins before the Due Date and would otherwise end after the Due Date shall end on the Due Date.

      "Loan" means a Base Rate Loan or a Euro-Dollar Loan and "Loans" means Base Rate Loans or Euro-Dollar Loans or both.

      "Loan Documents" shall mean this Note, and all other documents or instruments now or hereafter executed in connection with the Loan or securing the Loan, all as the same may be modified, supplemented or amended from time to time.

      "London Interbank Offered Rate" applicable to any Euro-Dollar Loan for any Interest Period means the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as a Page "3750" of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar, deposits) determined as of 1:00 p.m. New York City time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period.

      "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Person" means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

      "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
      Section 412 of the Code and is
      either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

      "Prime Rate" means that interest rate so denominated and set by the Lender from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by the Lender. The Lender lends at interest rates above and below the Prime Rate.

      "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Due Date either
      (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "Subsidiary" of any Person, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

      "Type" as to a Loan shall mean its nature as a Euro-Dollar Loan or Base Rate Loan.

                         INTEREST AND PAYMENT PROVISIONS

            (a) Repayment of Principal. The unpaid principal of the Loans and all accrued and unpaid interest and other fees thereon, if not sooner paid, shall be due and payable in full on the Due Date.

            (b)   Interest.

                  (i) Each Loan shall at all times be either a Euro-Dollar Loan or a Base Rate Loan and bear interest as provided in this Section, provided that at any time a Loan may be only one Type of Loan and there may be in effect only one Interest Period. Prior to the commencement of each Interest Period, the Borrower may elect, and shall give the Lender notice of its election, whether the Loan shall be a Euro-Dollar Loan or a Base Rate Loan during such Interest Period, provided that

                        (1) such notice shall be delivered to the Lender (A) not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Euro-Dollar Business Day prior to the first day of such Interest Period if the Borrower elects for a Loan to be a Euro-Dollar Loan during such Interest Period, or (B) not later than 11:00 A.M. (Charlotte, North Carolina time) on the Domestic Business Day of the first day of such Interest Period if the Borrower elects for a Loan to be a Base Rate Loan during such Interest Period, (2) if the Borrower shall fail to deliver such notice to the Lender in timely manner as a set forth in clause (1) of this sentence, then during such Interest Period a Loan shall be a Euro-Dollar Loan with an Interest Period of seven (7) days, and (3) at any time in which there exists an Event of Default which has not been waived by the Lender, the Borrower may not so elect for a Loan to be a Euro-Dollar Loan.

                  (ii) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable on each Interest Payment Date. Any overdue principal of and, to the extent permitted by law, overdue interest on any Base Rate Loan shall bear interest, payable on demand for each day until paid at a rate per anum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

                  (iii) Each Euro-Dollar Loan shall bear interest on the
                        outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Euro-Dollar Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than 7 days, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable on each Interest Payment Date. Any overdue principal of and, to the extend permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day

                  (iv) The Lender shall determine each interest rate applicable to the Loans hereunder. The Lender shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

            (c)   Optional Prepayments.

                  (i) The Borrower may, upon at least one Domestic Business Days' notice to the Lender, prepay any Base Rate Loan in whole at any time, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such prepayment shall be applied to installments of principal in their inverse order of maturity. Except as provided in Section (f), the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the end of the then applicable Interest Period.

                  (ii) Upon receipt of a notice of prepayment pursuant to this paragraph, such notice shall not thereafter be revocable by the Borrower.

            (d)   General Provisions as a to Payments.

                  (i) The Borrower shall make each payment of principal of, and interest on, the Loans and of commitment fees hereunder, not later than 11:00 A.M. (Charlotte, North Carolina time) on the date when due, in Federal or other funds immediately available in Charlotte, North Carolina, to the Lender at its address referred to herein.

                  (ii) Whenever any payment of principal of, or interest on, a Base Rate Loan or of commitment fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, a Euro-Dollar Loan shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

            (e) Computation of Interest and Fees. Interest on Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period or period fixed pursuant to paragraph (b)(iii) from and including the first day thereof to but excluding the last day thereof.

            (f) Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by the Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for the Lender (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans, the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make or maintain Euro-Dollar Loans shall be suspended. Before giving any notice to the Borrower, pursuant to this paragraph, the Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender. If the Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to the maturity of the applicable Interest Period and shall so specify in such notice, such Loan shall immediately be converted to a Base Rate Loan and concurrently with such conversion, the Borrower shall pay all accrued and unpaid interest on such Loan.

            (g) Prime Loans Substituted for Affected Euro-Dollar Loans. If the obligation of the Lender to make Euro-Dollar Loan has been suspended pursuant to paragraph (f) and the Borrower shall, by at least five Euro-dollar Business Days' prior notice to the Lender have elected that the provisions of this paragraph (g) shall apply to the Lender, then, unless and until the Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply all Loans which would otherwise be made by the Lender as Euro-Dollar Loans, shall be made or maintained instead as Base Rate Loans.

                                     SET OFF

      The Borrower hereby grants to the Lender, as security for the full and punctual payment and performance of the indebtedness and obligations of the Borrower under this Note, a continuing lien on and security interest in all deposits and other sums credited by or due from the Lender to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment or performance of such indebtedness and obligations, at any time from and after the occurrence of an Event of Default the Lender may, without notice to the

Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such indebtedness and obligations, whether or not any other person (or persons) or entity (or entities) could also withdraw money therefrom.

                              DEFAULT; ACCELERATION

      If one or more of the following events ("Events of Default") shall have occurred and be continuing:

            (a) the Borrower shall fail to pay when due any payment of principal on any of the Loans or shall fail to pay any interest on any of the Loans within five (5) Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five (5) Domestic Business Days after such fee or other amount becomes due; or

            (b) Borrower shall fail to observe or perform any covenant or agreement contained in the Loan Documents (other than those covered by clause (a) above) or if any default or event of default shall occur under the terms of the Loan Documents; or

            (c) any representation, warranty, certification or statement made or deemed made by the Borrower in the Loan Documents or in any certificate, financial statement or other document delivered pursuant to the Loan Documents shall prove to have been incorrect in any material respect when made (or deemed made); or

            (d) the occurrence of a Default (as defined in the Existing Syndicated Credit Agreement) or an Event of Default (as defined in the Existing Syndicated Credit Agreement) under the Existing Syndicated Credit Agreement, then, and in every such event, the Lender may, at its option, by notice to the Borrower declare this Note (together with accrued interest thereon) to be, and this Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In the event this Note is placed with an attorney at law for collection or enforcement, the Borrower agrees to pay all costs of collection or enforcement, including, without limitation, court costs and reasonable attorneys' fees.

                      REMEDIES CUMULATIVE, NO WAIVER, ETC.

      Each right, power and remedy of the Lender as provided for in this Note or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or of any of the other Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note or under any of the other Loan Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Note or any of the other Loan Documents or to declare an Event of Default for failure to effect such prompt payment of any such other amount.

                                  GOVERNING LAW

      This Note shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws.

                     PAYMENTS NOT TO VIOLATE APPLICABLE LAW

      Nothing herein contained nor any transaction related thereto shall be construed or so operate as to require the Borrower to pay interest at a rate greater than permitted by applicable law, or to make any payment or to do any act contrary to law, and the Lender shall reimburse the Borrower for any payment which may inadvertently be required to be paid contrary to law; and if any clauses or provisions herein contained operate or would prospectively operate to invalidate this Note in whole or in part, then such clauses and provisions only shall be held for naught, as though not herein contained, and the remainder of this Note shall remain operative and in full force and effect.

                                     WAIVERS

      All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever and agree to remain bound hereunder until the interest and principal are paid in full notwithstanding any (a) release, surrender, waiver, addition, substitution, exchange, compromise, modification of or to or indulgence granted with respect to this Note or all or any part of any collateral or security for this Note, (b) extension or extension of time for payment which may be granted, even though the period of extension may be indefinite, and (c) inaction by, or failure to assert any legal right available to the holder of this Note.

                 OBSERVANCE OF OTHER COVENANTS; REPRESENTATIONS



      (a) The Borrower covenants and agrees that from the date hereof and until payment in full of all amounts due under this Note, the Borrower shall observe, perform and fulfill, for the benefit of the Lender, all of those covenants and agreements, as the same are in effect on the date hereof, contained in the Existing Syndicated Credit Agreement, as in effect on the date hereof, the provisions of which (including, where pertinent, the defined terms used, and other Sections of the Existing Syndicated Credit Agreement referenced, in such Sections) are incorporated herein by reference, without regard and without giving effect to any waivers given by the Banks (as defined in the Existing Syndicated Credit Agreement) with respect to, or amendments agreed to by the Borrower and the Banks (as defined in the Existing Syndicated Credit Agreement) of any of such covenants and agreements, which covenants and agreements the Borrower will continue to observe, perform and fulfill for the benefit of the Lender notwithstanding that the indebtedness under the Existing Syndicated Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Existing Syndicated Credit Agreement otherwise might be terminated

      (b) The Borrower hereby represents and warrants to the Lender as follows:

            (i) The representations and warranties contained in the Existing Syndicated Credit Agreement are true on and as of the date of this Note; and

            (ii) No Default (as defined in the Existing Syndicated Credit Agreement) or Event of Default (as defined in the Existing Syndicated Credit Agreement), nor any act, event, condition or circumstance, which with the passage of time or the giving of notice, or both, would constitute an Event of Default (as defined in the Existing Syndicated Credit Agreement) under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Syndicated Credit Agreement) has occurred and is continuing unwaived on the date hereof.

      IN WITNESS WHEREOF, the undersigned has executed this instrument under seal, the day and year first above written.

                                    THE LIBERTY CORPORATION

                                    By:____________________________
                                    Name:__________________________
                                    Title:_________________________
ATTEST:
_____________________
Its:_________________
[Corporate Seal]